EXHIBIT 4.1

ACERGY S.A.
2009 LONG TERM INCENTIVE PLAN

Acergy S.A., a Luxembourg Société Anonyme Holding (the “Company”), has adopted the Acergy S.A. 2009 Long Term Incentive Plan (the “Plan”) for the benefit of employees of the Company and any Subsidiaries (as defined below), as follows:

ARTICLE  I.
ESTABLISHMENT; PURPOSES; AND DURATION

1.1.  Establishment of the Plan.  The Company hereby establishes this long term incentive plan to be known as the “Acergy S.A. 2009 Long Term Incentive Plan”, as set forth in this document.  The Plan permits the grant of Performance Restricted Shares and Performance Share Units.  Following adoption of the Plan by the Board of Directors, the Plan shall become effective upon the date on which the Plan is approved by a majority of the outstanding Shares present in person or represented by proxy at the Company’s Extraordinary General Meeting on December 17, 2009 (the “Effective Date”).  The Plan shall remain in effect as provided in Section 1.3.

1.2.  Purposes of the Plan.  The purposes of the Plan are to provide additional incentives to employees of the Company Group (as defined in Section 2.10), whose substantial contributions are essential to the continued growth and success of the business of the Company Group, in order to strengthen their commitment to the Company Group, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company Group and to further align the interests of such employees with the interests of the shareholders of the Company.  To accomplish such purposes, the Plan provides that the Company may grant Performance Restricted Shares and Performance Share Units.

1.3.  Duration of the Plan.  The Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article X, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions.  However, in no event may an Award be granted under the Plan on or after five years from the Effective Date.

ARTICLE  II.
DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1.  “Award” means, individually or collectively, a grant under the Plan of Performance Restricted Shares and/or Performance Share Units.

    2.2.  “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof.  The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.3.  “Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

2.4.  “Board” or “Board of Directors” means the Board of Directors of the Company.

2.5.  “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause:  (A) commission of (1) a felony (or its equivalent in a non-United States jurisdiction) or (2) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company or a Subsidiary or that legally prohibits the Participant from working for the Company or any Subsidiary; (B) breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s duties to the Company and the Subsidiaries; (C) dishonesty in the course of fulfilling the Participant’s employment duties; or (D) deliberate failure on the part of the Participant (1) to perform the Participant’s principal employment duties, (2) to comply with the policies of the Company or any Subsidiary in any material respect, or (3) to follow specific reasonable directions received from the Company or any Subsidiary.

2.6.  “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(i)
any Person, other than any member of the Company Group or any employee benefit plan (or related trust) of any member of the Company Group or any group comprised solely of such entities (each, a “Related Entity”), becomes the Beneficial Owner of 50% or more of the combined voting securities of the Company;

(ii)
the consummation of a merger or consolidation of the Company with or into another corporation that is approved by the shareholders or directors of the Company where the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold less than 50% of the combined voting power of the outstanding voting securities of the surviving corporation or a parent corporation of the surviving corporation immediately after such merger or consolidation.

(iii)
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or nomination for election by the Company’s shareholders at a general meeting, of each new director was approved by vote of at least two-thirds of the directors.

then still in office who were directors at the beginning of such period and any directors who were previously approved under this Section 2.6(iii); or

(iv)
any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of the Company to any Person (other than (a) a transfer or distribution to a Related Entity, or (b) a transfer or distribution to the Company’s shareholders of shares of a Related Entity or any other assets).

2.7.  “Change of Control Price” means the price per Share offered in conjunction with any transaction resulting in a Change of Control on a fully-diluted basis, as determined by the Board or the Committee as constituted before the Change of Control, if any part of the offered price is payable other than in cash, or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the price per Share determined by the Board or the Committee as constituted before the Change of Control.

2.8.  “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.9.  “Committee” means the Acergy Compensation Committee, or such other committee designated by the Board to administer the Plan.

2.10.    “Company Group” means the Company and the Subsidiaries collectively.

2.11.    “Effective Date” shall have the meaning ascribed to such term in Section 1.1.

2.12.    “Employee” means any person designated as an employee of the Company and/or a Subsidiary on the payroll records thereof.  An Employee shall not include any individual during any period he or she is classified or treated by the Company or a Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or a Subsidiary without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or a Subsidiary during such period.

2.13.    “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.14.    “Fair Market Value” means the fair market value of the Shares as determined by the Committee by the reasonable application of such reasonable valuation method as the Committee deems appropriate; provided further, however, that if the Shares are readily tradable on an established securities market, then Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last date preceding such date on which a sale was reported.

2.15.    “Good Reason” means, unless otherwise provided in an Award Agreement, (i) “Good Reason” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason:  (A) a material reduction by the Company or a Subsidiary in the Participant’s rate of annual base salary from that in effect immediately prior to a Change of Control; (B) a material reduction by the Company or a Subsidiary in the Participant’s annual target bonus opportunity from that in effect immediately prior to the Change of Control; or (C) the Company or a Subsidiary requires the Participant to change the Participant’s principal location of work to a location that is in excess of fifty (50) miles from the location thereof immediately prior to the Change of Control.  Notwithstanding the foregoing, a Termination of a Participant for Good Reason shall not have occurred unless (i) the Participant gives Notice of Termination within thirty (30) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and (ii) the Company or the Subsidiary, as the case may be, has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason.

2.16.    “Individual Agreement” means an employment, change of control, consulting or similar agreement between a Participant and the Company or a Subsidiary that is in effect as of the time of any determination hereunder.

2.17.    “New Employer” means, after a Change of Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer, as applicable.

2.18.    “Notice” means written notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.19.    “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

2.20.    “Performance Measure” means TSR performance of the Company as compared to the TSR performance of a group of comparator companies as determined by the Committee in accordance with Annex A attached hereto.

2.21.    “Performance Period” means the period of time not less than three years from the grant date of an Award set forth in the Award Agreement during which (a) the Award is subject to a substantial risk of forfeiture and, in the case of Performance Restricted Shares, the transfer of such Shares is limited in some way, and (b) the applicable performance goals, and any other specified terms and conditions, must be satisfied in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to (if any), such Award, pursuant to Article VI.

2.22.    “Performance Restricted Share” means an Award of a Share granted to a Participant, subject to a Performance Period and the terms and conditions set forth in Article VI.

2.23.    “Performance Share Unit” means an Award of a unit whose value is equal to a Share granted to a Participant, subject to a Performance Period and the terms and conditions set forth in Article VI.

2.24.    “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of persons.

2.25.    “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.26.    “Senior Executives” means that category of Employees determined by the Committee in accordance with Annex A attached hereto.

2.27.    “Share” means a common share of the Company.

2.28.    “Subsidiary” means any company or other entity that is directly or indirectly controlled by the Company or any company or other entity that is otherwise affiliated with the Company through share or equity ownership or otherwise and is designated as a Subsidiary for purposes of the Plan by the Committee.

2.29.    “Termination” means the time when a Participant ceases the performance of services as an employee for the Company or a Subsidiary, as applicable, for any reason, with or without cause, including a Termination by resignation, discharge, death, disability or retirement, but excluding a Termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary.

2.30.    “TSR” means total shareholder return of the Company or member of the Peer Group (as defined in Annex A attached hereto), as applicable, defined as the change in common share price, plus dividends reinvested, during the applicable Performance Period.

ARTICLE  III.
ADMINISTRATION

3.1.  General.  The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions.  Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, are required to be determined in the sole discretion of the Committee; provided, however, that the Board shall not have authority to rescind any Awards previously validly granted by the Committee, except as may otherwise be permitted by the Plan and the applicable Award Agreement.  If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence.

3.2.  Committee.  If the Board designates a committee to serve as the Committee for purposes of the Plan that is not the Acergy Compensation Committee, the rules of this Section 3.2 shall apply.  The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.  The Committee shall consist of not less than two (2) non-employee members of the Board, each of whom satisfies such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate.  Appointment of Committee members shall be effective upon their acceptance of such appointment.  Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board.  Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board.  The Committee shall keep minutes of its meetings.  A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action.  Any decision submitted to all members of the Committee reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it has been made at a meeting duly held.

3.3.  Authority of the Committee.  The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan.  Except as limited by law or by the Articles of Association of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a)   select eligible Employees who may receive Awards under the Plan and become Participants;

(b)   determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c)   determine the sizes and types of Awards;

(d)   determine the terms and conditions of Awards;

(e)   grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary;

(f)   make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary, including whether such Termination occurs by reason of cause, disability or retirement and whether a leave constitutes a Termination;

(g)   construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(h)   establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(i)   establish and administer performance goals in connection with any  Awards, based on Performance Measure, and applicable Performance Periods, make all determinations concerning TSR and determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained;

(j)   construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(k)   establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(l)   make all valuation determinations relating to Awards and the payment or settlement thereof;

(m)   at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, and methods of withholding or providing for the payment of required taxes; and

(n)   exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4.      Award Agreements.  Each Award shall be evidenced by an Award Agreement, which shall be (a) delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award, and (b) executed by the Company and such Participant, unless the Award Agreement provides otherwise.  The effectiveness of an Award shall not be subject to the related Agreement’s being executed on behalf of the Company and/or the Participant receiving such Award unless specifically so provided in the Award Agreement.  The Committee shall determine the form and content of all Award Agreements, subject to the terms and conditions of the Plan.  The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

3.5.  Actions of the Committee.  The Committee shall consider such factors as it deems relevant to making or taking decisions, determinations, actions and interpretations with respect to the Plan or any Award Agreement, including the recommendations or advice of any director, officer or employee of the Company or any Subsidiary and such attorneys, consultants and accountants as the Committee may select.  A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.6.  Attorneys; Consultants.  The Committee may consult with counsel who may be counsel to the Company.  The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Employee, as the Committee deems necessary or appropriate.  The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.  The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

3.7.  Delegation of Administration.  Except to the extent prohibited by applicable law, or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not (a) delegate to any executive officer of the Company or a Subsidiary, or a committee that includes any such executive officer, the Committee’s authority to grant Awards, or the Committee’s authority otherwise concerning Awards, awarded to executive officers of the Company or a Subsidiary; or (b) delegate its authority to correct defects, omissions or inconsistencies in the Plan.  Any such authority delegated or allocated by the Committee under this Section 3.7 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE  IV.
SHARES SUBJECT TO THE PLAN

4.1.  Number of Shares Available for Grants.  The shares subject to Awards granted under the Plan shall be Shares.  Such Shares subject to the Plan shall be previously issued shares acquired by the Company or any Subsidiary (including Shares held as treasury shares).  Subject to adjustment as provided in Section 4.2, the total number of Shares that may be delivered pursuant to Awards under the Plan shall be 11,500,000, being five percent (5%) of the authorized share capital of the Company as of the Effective Date.  The aggregate number of Shares subject to all Awards granted in any calendar year under the Plan may not exceed the number of Shares equal to one-half of one percent (0.5%) of the total Shares issued and outstanding on January 1 of such calendar year.  If any Shares are subject to any Award which is forfeited, expires or otherwise terminates without the issuance of Shares, the Shares subject to such Award shall, to the extent of any such forfeiture, expiration or termination, be available for delivery in connection with future Awards under the Plan.

4.2.      Adjustments in Authorized Shares.  In the event of a stock dividend, stock split, reverse stock split, share combination or exchange, or recapitalization or similar event affecting the capital structure of the Company (each a “Share Change”), or a merger, amalgamation, consolidation, acquisition of property or shares, separation, spin-off, split-up, other distribution of cash, stock or property (including any extraordinary cash or stock dividend), reorganization, stock rights offering, liquidation, or similar event affecting the Company or any Subsidiary (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number, class and kind of Shares or other securities reserved for issuance and delivery under the Plan, and (B) the number, class and kind of Shares or other securities subject to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number.  In the case of Corporate Transactions, such adjustments may include (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its discretion; and (2) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards.  The Committee shall determine any adjustment, substitution or change pursuant to this Section 4.2 subject to Section 11.5(c).  All determinations of the Committee as to adjustments, substitutions and changes, if any, under this Section 4.2 shall be conclusive and binding on the Participants.

4.3.  No Limitation on Corporate Actions.  The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company or any Subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference shares ahead of or affecting the Shares, additional shares or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

ARTICLE  V.
ELIGIBILITY AND PARTICIPATION

5.1.  Eligibility.  Employees who are in the top four levels of management shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan.

5.2.  Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all eligible Employees and shall determine the nature and amount of each Award.

ARTICLE  VI.
AWARDS

6.1.  Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Restricted Shares and/or Performance Share Units to Participants in such amounts as the Committee shall determine.  Subject to the terms and conditions of this Article VI and the Award Agreement, upon delivery of Performance Restricted Shares to a Participant, or creation of a book entry evidencing a Participant’s ownership of Performance Restricted Shares, pursuant to Section 6.6, the Participant shall have all of the rights of a shareholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VI or the applicable Award Agreement or as determined by the Committee.  Performance Share Units shall be similar to Performance Restricted Shares, except no Shares are actually awarded to a Participant who is granted Performance Share Units on the date of grant, and such Participant shall have no rights of a shareholder with respect to such Performance Share Units.

6.2.  Award Agreement.  Each Performance Restricted Share and/or Performance Share Unit Award shall be evidenced by an Award Agreement that shall specify the Performance Period and the number of Performance Restricted Shares or  Performance Share Units (as applicable) and such other provisions as the Committee shall determine in accordance with the Plan.

6.3.  Nontransferability of Performance Restricted Shares.  Except as provided in this Article VI, Performance Restricted Shares may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Performance Period established by the Committee and specified in the applicable Award Agreement.

6.4.  Performance Period and Other Restrictions.  A Participant’s Award shall vest, if at all, based on such Participant’s continuing service as an Employee with the Company or a Subsidiary and the achievement during the applicable Performance Period of performance goals, based on the Performance Measure determined by the Committee, as set forth in Annex A attached hereto, and the satisfaction of any other conditions or restrictions, as determined by the Committee, at its discretion, and stated in the Award Agreement.  The Committee shall determine the extent to which any such performance goals and/or other terms and conditions applicable to an Award are attained or not attained following conclusion of the applicable Performance Period.  The Committee may, in its discretion, (a) change any performance conditions applicable to any Performance Restricted Share or Performance Share Unit Award to appropriately reflect the occurrence of any event, provided that the changed conditions are based on the Performance Measure, fair to affected Participants and reasonable and not materially less difficult to satisfy than the original conditions would have been but for the occurrence of such event; and (b) adjust downwards, but not upwards, any amount payable or vested pursuant to any Award on account of satisfaction of the applicable performance goals and/or other terms and conditions on the basis of such further considerations as the Committee in its discretion shall determine.  The Committee may not waive the achievement of the applicable performance goals and other terms and conditions of any Award.

6.5.  Delivery of Shares.  Subject to Section 14.7, after the last day of the Performance Period applicable to a Participant’s Performance Restricted Shares, and to the extent that the conditions and restrictions applicable thereto have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Performance Restricted Shares shall vest and become freely transferable by such Participant.  After the last day of the Performance Period applicable to a Participant’s Performance Share Units, and to the extent that the conditions and restrictions applicable thereto have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Performance Share Units shall be settled by delivery of the appropriate number of Shares.

6.6.      Forms of Performance Restricted Share Awards.  Each Participant who receives an Award of Performance Restricted Shares shall be issued a share certificate or certificates evidencing the Shares covered by such Award registered in the name of such Participant, which certificate or certificates may contain an appropriate legend.  The Committee may require a Participant who receives a certificate or certificates evidencing a Performance Restricted Share

Award to immediately deposit such certificate or certificates, together with a share power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with applicable law if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence.  The Secretary of the Company or such escrow holder as the Committee may appoint shall retain physical custody of each certificate representing a Performance Restricted Share Award until the Performance Period applicable to such Award shall have expired or terminated and other applicable terms and conditions have been satisfied.  The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Performance Restricted Shares prior to the end of the Performance Period and satisfaction of other applicable terms and conditions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award.  Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Performance Restricted Share Awards evidenced in such manner.  The holding of Performance Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Performance Restricted Shares, in accordance with this Section 6.6, shall not affect the rights of Participants as owners of the Performance Restricted Shares awarded to them, nor affect the restrictions applicable to such Shares under the Award Agreement or the Plan, including the Performance Period.

6.7.  No Voting Rights for Performance Restricted Shares.  Participants holding Performance Restricted Shares shall not be entitled to exercise any voting rights with respect to those Shares during the Performance Period.

6.8.  Dividends and Other Distributions on Performance Restricted Shares and Performance Share Units.  Each Performance Share Unit shall be credited with an amount equal to ordinary cash dividends that would otherwise have been paid on the Shares that are subject to such Award while such Award is outstanding.  Ordinary cash dividends paid, or deemed paid, during the Performance Period with respect to Shares underlying an Award of Performance Restricted Shares or Performance Share Units shall be withheld by the Company.  Such dividends or deemed dividends shall be paid to the Participant in cash at the time such Shares (if any) vest or are delivered to the Participant at the end of the Performance Period.  In the event of (a) any adjustment as provided in Section 4.2, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Performance Restricted Shares, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a Participant who holds Performance Restricted Shares shall be subject to the same terms and conditions, including the Performance Period, as relate to the original Performance Restricted Shares.

6.9.  Holder of Performance Share Unit’s Rights as a Shareholder.  A Participant receiving a Performance Share Unit shall have the rights of a shareholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.

6.10.    Termination of Employment or Service.  Except as otherwise provided in this Article VI, during the Performance Period, any Award held by a Participant shall be forfeited and revert to the Company upon the Participant’s Termination or the failure to meet or satisfy applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement.  Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain unvested Performance Restricted Shares or Performance Share Units following such Participant’s Termination, in accordance with this Article VI.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination, in accordance with this Article VI.  The Committee may waive in whole or in part any provisions of the Plan or an Award Agreement concerning forfeiture of any Participant’s Award upon his or her Termination in the event of such Participant’s death, disability, retirement or such other exceptional circumstances as the Committee may in its sole discretion determine.

6.11.    Maximum Award Limits.  The maximum Award limits set forth in Annex A attached hereto shall apply to all Awards under the Plan.

6.12.    Minimum Share ownership requirements for Senior Executives.  Each Senior Executive who receives an Award shall hold such Award and any Shares issued with respect thereto subject to the minimum Share ownership requirements for Senior Executives set forth in Annex A attached hereto.

ARTICLE  VII.
TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

7.1.      Transferability of Awards.  Except as otherwise provided in Section 6.5 or Section 7.2 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to the applicable Performance Period; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the shareholders of the Company. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Committee decides to permit further transferability, subject to the Performance Period, all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.  In the event any Award is paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof or the named beneficiary of such Participant, or the valid transferee of such Award, as applicable.  Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 7.1 shall be void and unenforceable against the Company.

7.2.  Beneficiary Designation.  Except as otherwise required by the rules of inheritance applicable to any Participant, each Participant may, from time to time, name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such beneficiary designation, any amounts due but remaining unpaid to a Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution.

ARTICLE  VIII.
RIGHTS OF PARTICIPANTS

8.1.  Rights or Claims.  No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The liability of the Company and any Subsidiary under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or the Board or the Committee not expressly set forth in the Plan.   The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award.  Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any Award Agreement shall be deemed to:

(a)           Give any Employee the right to be retained in the service of the Company or any Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b)           Restrict in any way the right of Company or any Subsidiary to terminate, change or modify any Employee’s service at any time with or without cause;

(c)           Constitute a contract of employment or service between the Company or any Subsidiary and any Employee, nor shall it constitute a right to remain in the employ or service of the Company or any Subsidiary;

(d)           Give any Employee the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company or any Subsidiary, nor be construed as limiting in any way the right of the Company or any Subsidiary to determine, in its sole discretion, whether or not it shall pay any Employee bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(e)           Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

8.2.  Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

8.3.      Vesting.  Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award shall only result from continued services or employment with the Company Group and satisfaction of performance goals and other conditions or restrictions applicable, by its terms, to such Award.

8.4.      No Effects on Benefits.  Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, policies, programs, arrangements or otherwise.  A Participant shall, by participating in the Plan, waive any and all rights to compensation or damages in consequence of Termination of such Participant for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such Termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation.  No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.

8.5.      One or More Types of Awards.  A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.

ARTICLE  IX.
CHANGE OF CONTROL

9.1.  Alternative Awards.  The occurrence of a Change of Control will not itself result in the cancellation, acceleration of vesting, lapse of any Performance Period or settlement or other payment with respect to any outstanding Award to the extent that the Board or the Committee determines in its discretion, prior to such Change of Control, that such outstanding Award shall be honored or assumed, or that new rights shall be substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:

(a)           be based on securities that are traded on an established securities market, or which will be so traded within sixty (60) days following the Change of Control;

(b)           provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(c)           have substantially equivalent economic value to such Award immediately prior to the Change of Control (as determined by the Board or the Committee (as constituted prior to the Change of Control), in its discretion);

(d)           have terms and conditions which provide that if the Participant incurs a Termination by the New Employer under any circumstances other than involuntary Termination for Cause or resignation without Good Reason within two (2) years following the Change of Control, then the Performance Period applicable to 100% of such Alternative Award shall immediately terminate in full, any conditions on the Participant’s rights under, and, in the case of Performance Restricted Shares, any restrictions on transfer applicable to, such Alternative Award shall be waived or shall lapse in full, and such Alternative Award shall become fully vested; and

(e)           not subject the Participant to the assessment of additional taxes or interest under Section 409A of the Code.

9.2       Accelerated Vesting and Payment.

(a)           In the event Section 9.1 does not apply to an outstanding Award, upon a Change of Control, (i) the Performance Period applicable to 100% of such Award shall immediately terminate in full, and such Award shall become fully vested and nonforfeitable; (ii) the Board or the Committee (as constituted prior the Change of Control) shall provide that in connection with the Change of Control (A) such Award shall be cancelled in exchange for an amount (payable in accordance with Section 9.2(b)) equal to the Change of Control Price multiplied by the full number of Shares covered by such Award and (B) subject to Section 11.5, any Award the payment or settlement of which was deferred under Section 14.5 or otherwise shall be cancelled in exchange for the full amount of such deferred Award (payable in accordance with Section 9.2(b)); (ii) the Company’s TSR ranking with respect to such Award shall be deemed to be at least equal to the 90th percentile, and any other target performance goals applicable to such Award shall be deemed to have been attained in full (unless actual performance exceeds the target, in which case actual performance shall be used) for the entire applicable Performance Period then outstanding; and (iii) the Board or the Committee (as constituted prior the Change of Control) may, in addition to the consequences otherwise set forth in this Section 9.2(a), make adjustments and / or settlements of such Award as it deems appropriate and consistent with the Plan’s purposes.

(b)           Payments.  Payment of any amounts in accordance with this Section 9.2 shall be made in cash or, if determined by the Board or the Committee (as constituted prior to the Change of Control), in securities of the New Employer that are traded on an established securities market, or which will be so traded within sixty (60) days following the Change of Control, having an aggregate fair market value (as determined by such

Board or Committee) equal to such amount or in a combination of such securities and cash.  All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten (10) business days, following the Change of Control.

9.3       Certain Terminations Prior to Change of Control.  Any Participant who incurs a Termination under any circumstances other than involuntary Termination for Cause or resignation without Good Reason on or after the date on which the Company entered into an agreement in principle the consummation of which would constitute a Change of Control, but prior to such consummation, and such Change of Control actually occurs, shall be treated, solely for purposes of the Plan (including this Article IX), as continuing in the Company’s, or the applicable Subsidiary’s, employment or service until the occurrence of such Change of Control and to have been Terminated under such circumstances immediately thereafter.

9.4       No Implied Rights; Other Limitations.  No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.2 or this Article IX affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award.  Any actions or determinations of the Committee under Article IX need not be uniform as to all outstanding Awards, nor treat all Participants identically.  Notwithstanding the foregoing provisions of this Article IX, the Committee shall determine the adjustments provided in this Article IX subject to Section 11.5(d).

9.5       Termination, Amendment, and Modifications of Change of Control Provisions.  Notwithstanding any other provision of the Plan (but subject to the limitations of the last sentence of Section 10.1 and Section 10.2) or any Award Agreement provision, the provisions of this Article IX may not be terminated, amended, or modified on or after the date of a Change of Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

ARTICLE  X.
AMENDMENT AND TERMINATION

10.1.    Amendment and Termination of the Plan.  The Board may, at any time and with or without prior notice, amend, alter, suspend or terminate the Plan, retroactively or otherwise, but no such amendment, alteration, suspension or termination of the Plan shall be made which would materially impair the previously accrued rights of any Participant with respect to a previously granted Award without such Participant’s consent, except any such amendment made to comply with applicable law, tax rules, stock exchange rules or accounting rules.  In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent (a) such approval is required by any applicable law, tax rules, stock exchange rules or accounting rules or (b) such amendment materially increases the benefits to Participants under the Plan.

10.2.    Amendment of Awards.  The Committee may unilaterally amend or alter the terms of any Award theretofore granted, including any Award Agreement, retroactively or otherwise, provided, however, that no such amendment shall (a) be inconsistent with the terms and conditions of the Plan, (b) materially increase the benefits to the Participant to whom such

Award was granted or (c) materially impair the previously accrued rights of the Participant to whom such Award was granted with respect to such Award without his or her consent, except such an amendment made to cause the Plan or such Award to comply with applicable law, tax rules, stock exchange rules or accounting rules.

ARTICLE  XI.
TAX WITHHOLDING AND OTHER TAX MATTERS

11.1.    Tax Withholding.  The Company and/or any Subsidiary are authorized to withhold from any Award granted or payment due under the Plan the amount of all Federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes.  No later than the date as of which an amount first becomes includible in the gross income or wages of a Participant for federal, state, local, or non-U.S. tax purposes with respect to any Award, such Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or non-U.S. taxes or social security (or similar) contributions of any kind required by law to be withheld with respect to such amount.   The obligations of the Company under the Plan shall be conditional on such payment or satisfactory arrangements (as determined by the Committee in its discretion), and the Company and the Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant, whether or not under the Plan.

11.2.    Withholding or Tendering Shares.  Without limiting the generality of Section 11.1, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by:  (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the fair market value of the Shares on the payment date as determined by the Committee.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.  The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for settlement of withholding obligations with Common Stock.

11.3.    Restrictions.  The satisfaction of tax obligations pursuant to this Article XI shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.

11.4.    Section 83(b) Election.  If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company immediately at or prior to filing such election with the Internal Revenue Service.  Neither the Company nor any Subsidiary shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

11.5     Nonqualified Deferred Compensation.

(a)           It is the intention of the Company that no Award shall be deferred compensation subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise as provided in paragraph (b) of this Section 11.5, and the Plan and the terms and conditions of all Awards shall be interpreted and administered  accordingly.

(b)           The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for payment or elective or mandatory deferral of the payment or delivery of cash or Shares pursuant thereto, and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement and shall be intended to comply in all respects with Section 409A of the Code, and the Plan and the terms and conditions of such Awards shall be interpreted and administered accordingly.

(c)   Notwithstanding the provisions of Section 4.2 to the contrary, (i) any adjustments made pursuant to Section 4.2 to Awards that are considered “deferred compensation” subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 4.2 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have any authority to make any adjustments, substitutions or changes pursuant to Section 4.2 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date thereof to be subject to Section 409A of the Code.

(d)           If any Award is subject to Section 409A of the Code, the provisions of Article IX shall be applicable to such Award only to the extent permitted pursuant to paragraph (b) of this Section 11.5.

ARTICLE  XII.
LIMITS OF LIABILITY; INDEMNIFICATION

12.1     Limits of Liability.

(a)           Any liability of the Company or a Subsidiary to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b)   None of the Company or any Subsidiary, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(c)   Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company.  In accordance with clause 21 of the Company’s Articles of Incorporation, members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d)   The Company shall not be liable to a Participant or any other person as to:  (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt or settlement of any Award.

12.2.    Indemnification. Subject to the requirements of applicable law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Articles of Incorporation, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

ARTICLE  XIII.
SUCCESSORS

13.1.    General.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE  XIV.
MISCELLANEOUS

14.1.    Drafting Context; Captions.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.  The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.  The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

14.2.    Forfeiture Events.

(a)   Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s, beneficiary’s or transferee’s) rights, payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by applicable law) in the event of the Participant’s Termination for cause or due to voluntary resignation; serious misconduct (including conduct that results in assessment of additional taxes against the Company or a Subsidiary by applicable taxing authorities); violation of the Company’s or a Subsidiary’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or a Subsidiary, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee).  The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its good faith discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

(b)          If the Company is required to prepare an accounting restatement (x) due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any  Participant who knowingly engaged in such misconduct, was grossly negligent in engaging in such misconduct, knowingly failed to prevent such misconduct or was grossly negligent in failing to prevent such misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the public issuance or Exchange Act filing (whichever first occurred) of the financial document that contained such material noncompliance, and (y) the Committee may in its discretion provide that if the amount earned under any Participant’s Award is reduced by such restatement, such Participant shall reimburse the Company the amount of any such reduction previously paid in settlement of such Award.

14.3.    Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.4.    Transfer, Leave of Absence. For purposes of the Plan, a transfer of an Employee from the Company to a Subsidiary, or vice versa, or from one Subsidiary to another, and a leave of absence, duly authorized in writing by the Company or a Subsidiary, shall not be deemed a Termination of the Employee for purposes of the Plan or with respect to any Award.  The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee for purposes of the Plan (including whether a Participant shall be deemed to have experienced a Termination or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of:  (a) any Participant who is employed by an entity that ceases to be a Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company and/or a Subsidiary or between the Company or a Subsidiary or between Subsidiaries, (c) any leave of absence of a Participant, and (d) upon approval by the Committee, any Employee who experiences a Termination but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

14.5.    Deferrals.  To the extent provided in the Award Agreement, the Committee may permit or require a Participant to defer such Participant’s receipt of Shares that would otherwise be due to such Participant by virtue of the vesting of his or her Award or other terms and conditions with respect to his or her Award.  If any such deferral election is required or permitted, (a) such deferral shall represent an unfunded and unsecured obligation of the Company and shall not confer the rights of a shareholder unless and until Shares are issued thereunder; (b) the number of Shares subject to such deferral shall, until settlement thereof, be subject to adjustment pursuant to Section 4.2; and (c) the Committee shall establish rules and procedures for such deferrals and payment or settlement thereof, which may be in cash, Shares or any combination thereof, and such deferrals may be governed by the terms and conditions of any deferred compensation plan of the Company or a Subsidiary specified by the Committee for such purpose.

14.6     No Effect on Other Plans.  Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary, or prevent or limit the right of the Company or any Subsidiary to establish any other forms of incentives or compensation for their eligible employees or grant or assume options or other rights otherwise than under the Plan.

14.7.    Requirements of Law; Limitations on Awards.

(a)   The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b)   If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c)   If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to payment of any Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary.

(d)   Upon termination of any period of suspension under this Section 14.7, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e)   The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe.  The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate.  Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f)   An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

14.8.    Participants Deemed to Accept Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

14.9.    Governing Law.  The Plan and each Award Agreement shall be governed by the laws of Luxembourg.

14.10.  Plan Unfunded.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award.  Proceeds from the sale of Shares pursuant to Awards granted under the Plan shall constitute general funds of the Company.

14.11.  Uncertificated Shares.  To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

14.12.  No Fractional Shares.  An Award shall not be payable with respect to a fractional Share or the lesser of fifty (50) shares or the full number of Shares then subject to such Award.  No fractional Shares shall be issued upon the payment of an Award.

14.13.  Data Protection.  By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan.  The Company may share such information with any Subsidiary, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of the Company or any Subsidiary or any division respectively thereof.

14.14.  Right of Offset.  The Company and the Subsidiaries shall have the right to offset against the obligations to make payment or issue any Shares to any Participant under the Plan, any outstanding amounts (including travel and entertainment advance balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company or any Subsidiary pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Company or any Subsidiary and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

14.15.  Participants Based Outside of the United States.  The Committee may grant awards to Eligible Individuals who are non-United States nationals, or who reside outside the United States or who are not compensated from a payroll maintained in the United States or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and comply with such legal or regulatory provisions, and, in furtherance of such purposes, the Committee may make or establish such modifications, amendments, procedures or subplans as may be necessary or advisable to comply with such legal or regulatory requirements (including triggering a public offering or to maximize tax efficiency).

Annex A

Certain Terms of Awards

Performance period

The Performance Period shall be a period of three years beginning on the date set forth in the Award Agreement.  Subject to the achievement of the performance and continued employment or termination of employment conditions, the Award will vest only at the end of the Performance Period (i.e., no intermediate vesting dates).

Performance Conditions

Vesting of the Award shall be based on the Company’s TSR ranking compared to the TSRs of a global group of Company comparators selected by the Committee (the “Peer Group”).  Unless otherwise determined by the Committee, the Peer Group shall consist of the following companies:

Aker Solutions
Amec Plc.
Fugro Nv
Global Industries Limited
Helix Energy Solutions Group Inc.
McDermott Intl. Inco.
Oceaneering Intl. Inco.
Petrofac Ltd.
Saipem
Sbm Offshore Nv
Subsea 7 Inco.
Technip SA
Wellstream Holdings Plc.
Wood Group (John) Plc.

Any changes to the Peer Group shall be determined by the Committee on a consistent basis, i.e., the Company anticipates that any company included within the Peer Group that significantly changes during the Performance Period (for example, due to merger or de-listing), as determined by the Committee, will be excluded from the Peer Group for the purposes of the entire TSR comparison calculation.

TSR shall be adjusted by the Committee in its discretion to take into account relevant matters such as share splits and averaging periods and shall also be converted to United States Dollars based on a policy established by the Committee (the Company anticipates that such policy will follow the practices and exchange rates used by the data source referred to below).  For purposes of calculating the Company’s relative TSR, a consistent data source will be used (such as Datastream), and the composition of the Peer Group will be monitored on an annual basis.

TSR of each relevant company will be computed based on the excess of the weighted average closing common share price of such company over the last 90 trading days of the Performance

Period over the weighted average closing common share price of such company over the first 90 trading days of the Performance Period, plus any dividends paid by such company reinvested in its common shares during the Performance Period.  Vesting of an Award at the end of the Performance Period shall be based on the ranking of the Company’s TSR performance against that of the Peer Group for the Performance Period, in accordance with the following schedule:

Actual ranked TSR position achieved by the Company during the Performance Period	Percentage of Shares subject to Award

Below 50th percentile	0%

Equal to or greater than 50th percentile but less than 90th percentile	30%

90th percentile or above	100%

If the actual ranked TSR position achieved by the Company during the Performance Period is equal to or greater than the 50th percentile, but less than the 90th percentile, vesting between 30% and 100% shall be determined by linear interpolation.   To the extent the Award does not vest as set forth above at the end of the Performance Period, the Award shall be forfeited.

For these purposes, the Committee shall determine the Company’s actual ranked TSR position during the Performance Period.

Maximum Award limits

The maximum aggregate number of Shares that may be subject to all Awards granted in any calendar year to any one Senior Executive shall be that number of Shares with an aggregate Fair Market Value equal to 150% of his or her annual base salary as of the first day of such year.

The maximum aggregate number of Shares that may be subject to all Awards granted in any calendar year to any one Employee who is not a Senior Executive shall be that number of Shares with an aggregate Fair Market Value equal to 100% of his or her annual base salary as of the first day of such year.

Minimum Share ownership requirements for Senior Executives

In line with the Company Group’s compensation strategy, each Senior Executive will be required to build up and retain ownership of Shares such that he or she holds Shares that have an aggregate Fair Market Value equal to at least 150% of his or her annual base salary as determined as of the first day of any calendar year.  Senior Executives may satisfy this Share ownership requirement with:  vested Shares (however acquired) owned directly by the Senior

Executive, the Senior Executive’s spouse or a trust of which the Senior Executive or his or her spouse is a beneficiary; Shares held indirectly by the Senior Executive through a tax-qualified savings or retirement plan of the Company or a Subsidiary or Shares subject to an outstanding unvested Performance Restricted Share Award or Performance Share Unit Award.  Senior Executives are prohibited from engaging in any hedging strategy using puts, calls or other types of derivative securities based on the value of Shares.

Until a Senior Executive achieves this minimum Shareholding requirement, such Senior Executive will be required to continue to hold at least 50% of the Shares subject to Performance Restricted Shares Awards that vest or are issued to the Senior Executive pursuant to Performance Share Unit Awards, during such calendar year, after payment of taxes due in respect of such Shares.

The Committee will determine, from time to time, the Employees covered by the Senior Executive category.  Unless otherwise so determined by the Committee, this category shall include the Chief Executive Officer and the Core Team Management / Key Officers of the Company.